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                                                                   EXHIBIT 10.17


                         EXECUTIVE EMPLOYMENT AGREEMENT
                                OF DAN E. HARRELL

                  AGREEMENT, dated March 24, 1997, by and between WORD ENTERTAINMENT GROUP, INC., a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 ("WEG") and DAN E. HARRELL residing at 4411 Truxton, Nashville, Tennessee ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, WEG desires to employ Executive as its Co-President;

                  WHEREAS, Executive desires to serve as the Co-President of WEG;

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                  1. Employment; Term. WEG hereby employs Executive, and Executive hereby accepts employment with WEG, upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder (the "Employment Period") shall commence on the date hereof (the "Effective Date") and shall continue for a period of seven (7) years from and after the Effective Date, unless sooner terminated as hereinafter provided.



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         2. Duties.

                  (a) (i) During the Employment Period, Executive shall serve as the Co-President of WEG. Executive, together with E. Michael Blanton, the other Co-President of WEG (the "Co-President"), shall be responsible for the management, operations, growth and development of WEG and its subsidiaries, which, as of the date hereof, include Word Entertainment, Inc., operating as Word Records and Music, and Blanton/Harrell Entertainment ("BHE"), and will include such cable broadcasting services (through Z-TV and/or other program services), syndicated television programming, film, merchandising, sports, retail, video, hospitality, resorts, publishing and other new ventures as determined from time to time by the Company (as hereinafter defined) and the Board of Directors of WEG. Executive shall report directly to the Chief Operating Officer of the Company or such other more senior officer of the Company as is determined by the Company from time to time. During the Executive's employment hereunder, (A) other than E. Michael Blanton, no other officer of WEG shall perform the duties of a President, Chief Executive Officer, Chief Operating Officer or other officer of WEG senior to Executive and E. Michael Blanton, (B) Executive's duties shall not be reduced without his consent, unless such reduction occurs in connection with a restructuring of the business of WEG, such as a disposition or discontinuation of an undesirable business (as determined by the Company) or other action not intended to reduce Executive's role in WEG's business (as the Company determines it should be conducted), (C) all employees of WEG shall report, directly or indirectly, to either Executive or the other Co-President of WEG, other than: (w) the Chief Financial Officer of WEG, who shall report to such officers as provided in
Section 2(d), (x) all employees of WEG

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performing accounting, finance, budgeting and administration functions related thereto, who shall report, directly or indirectly, to the CFO of WEG, (y) all employees of the Company or any subsidiary other than WEG who perform services for Company subsidiaries generally (such as employees of the Human Resources Department and the Legal Department) and (z) employees of Company subsidiaries other than WEG and its wholly-owned subsidiaries utilized by WEG from time to time in furtherance of its business.

                  (ii) Executive, the other Co-President of WEG and the Company shall jointly develop a strategic plan for WEG (the "Strategic Plan"). The parties will endeavor to develop the Strategic Plan for presentation to and approval by the Company within one hundred twenty (120) days after the Effective Date. In furtherance of the Strategic Plan, the Company intends to provide significant capital to enable the growth and development of WEG.

                  (iii) On an annual basis, at such time as is consistent with the Company's overall planning and budgeting process, as determined by the Company, Executive and the other Co-President shall update the Strategic Plan in writing for presentation to, and approval by the Company.

                  (iv) Executive shall faithfully and as a fiduciary perform the duties of his office and shall perform such other duties of an executive, managerial and administrative nature as shall be required of his office and be consistent with the position of President. Subject to Section 2(b) below, Executive shall devote substantially all of his business time and effort to the performance of his duties to WEG hereunder.


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                  (v)  If E. Michael Blanton is not employed as Co-President of
WEG at any time in which he has joint duties with the Executive as described in this Section 2, subject to WEG and the Company's rights under Section 6, Executive shall be solely responsible for the performance of such duties.

                  (vi) As used in this Agreement, "Company" shall mean either Gaylord Entertainment Company ("Gaylord Entertainment") or Gaylord Broadcasting Company ("Gaylord"), whichever is the ultimate corporate parent of WEG at the time the determination is made.

         (b) Notwithstanding anything to the contrary contained in Section 2(a) above:

                  (i) Executive shall continue to perform, or supervise the performance of, his existing duties at BHE for no additional compensation;

                  (ii) Executive shall be permitted to engage in the following activities, provided that such activities do not, individually or in the aggregate, materially interfere or conflict with Executive's duties and responsibilities to WEG:

                           (w) Executive may serve on the governing boards of, or otherwise participate in, a reasonable number of trade associations and/or charitable organizations;

                           (x) Executive may engage in a reasonable amount of charitable activities and community affairs;

                           (y) Executive may manage his personal investments and affairs; and


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                           (z) subject to the approval of the Chief Executive
         Officer of the Company in his sole discretion, Executive may serve on the Board of Directors of one or more business corporations.

                  (c) Executive shall comply with all personnel policies and procedures of the Company applicable to senior executives of the Company and its subsidiaries as in effect from time to time.

                  (d) Relationship with the Chief Financial Officer of WEG. Executive, the Co-President (if then employed by WEG) and the Company shall, from time to time, jointly select a candidate for appointment as Chief Financial Officer of WEG. The Chief Financial Officer shall have dual reporting duties to the Executive and the Co-President (if then employed by WEG), on the one hand, and the Chief Financial Officer of the Company (or such other senior officer of the Company as is determined by the Company from time to time), on the other hand. The Chief Financial Officer of WEG may be terminated either by (i) the Chief Financial Officer of the Company (or such other senior officer as aforesaid) with the consent of the Executive and the Co-President (if then employed by WEG) or (ii) by the Executive and the Co-President (if then employed by WEG), with the consent of the Chief Financial Officer of the Company (or such senior officer as aforesaid); provided that any consent required hereunder shall not be unreasonably withheld or delayed.

         3. Compensation.

                  (a) Base Salary. During the Employment Period, WEG shall pay to Executive an aggregate annual salary of $300,000 (as increased as described in this clause (a), the "Base Salary"). The Base Salary shall be payable in accordance with the Company's


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payroll practices as in effect from time to time. The Base Salary shall be increased on or about the anniversary of the date hereof by an amount determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion, but not less than an amount equal to the percentage increase in the Consumer Price Index (as hereinafter defined), during the prior year (measured from December to December). For purposes hereof, "Consumer Price Index" means the Consumer Price Index South Urban Consumer, All Items (1982-84 =
100), as reported by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event the Consumer Price Index shall be superseded or shall be published by a different agency, the superseding index shall be substituted for this Consumer Price Index in such a manner as to implement the intentions of the parties in this Agreement.

                  (b) Annual Cash Bonus. During the Employment Period, Executive shall be entitled to an annual cash bonus of up to 60% of his Base Salary in effect during the fiscal year of the Company for which such bonus is awarded (the "Cash Bonus"). The percentage of the total Cash Bonus for which the Executive is eligible during any fiscal year shall be based upon performance measures determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion. Such performance measures shall be allocated among various performance criteria determined by the Board of Directors of the Company in its sole discretion. Such criteria are currently proposed to be initially allocated as follows:



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
                                                                                   Initial
                                                                                Percentage of
                                                                                Total Eligible
                                    Criteria                                      Cash Bonus
                                    --------                                      ----------
(i)  Achievement by the Company of operating cash flow goals
fixed by its Board of Directors                                                       25%

(ii) Achievement by WEG of operating cash flow goals fixed by the Board of
Directors of the Company (such cash flow to be (x) subject to a six percent (6%)
charge for the cost of capital invested in WEG, whether before or after the date hereof, and whether such capital was funded by the Company or otherwise and (y)
adjusted to offset negative cash flow results from losses
incurred by Z-TV, if any)                                                             60%

(iii) Operation by WEG within its capital budget established by
the Board of Directors of the Company                                                  5%

(iv) Executive's individual contribution to WEG during the year, as determined by the Board of Directors of the Company

                                                                                      10%
                                                                                     ---
                                                                                     100%

The Cash Bonus for the portion of each of (x) the first fiscal year of the Company during which Executive is employed hereunder and, (y) if Executive's employment with WEG terminates on the last day of the Employment Period, the last fiscal year of the Employment Period during which Executive is employed hereunder, shall be equal to the total Cash Bonus which Executive would have been entitled to receive had he been employed hereunder for such entire fiscal year multiplied by a fraction, the numerator of which is the number of days in such calendar year in which Executive was employed hereunder, and the denominator of which is 365.


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         4. Long Term Incentives.

                  (a) Grants, Adjustment for Economic Equivalents. Gaylord Entertainment has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 9, 1997, with Westinghouse Electric Company ("Westinghouse"), and G Acquisition Corp ("Sub") providing for a merger of Gaylord Entertainment with Sub (the "Merger") and a restructuring of certain other assets of Gaylord Entertainment (the "Distribution") pursuant to an Agreement and Plan of Distribution to be entered into between Gaylord Entertainment and Gaylord. Pursuant to the Distribution, certain continuing assets and businesses of Gaylord and certain continuing liabilities of Gaylord Entertainment will be assumed by Gaylord. The number of shares of stock available to Executive for purchase under the option grants and restricted stock awards provided in Section 4 is based on the number of shares of Class A Common Stock, $0.01 par value, of Gaylord Entertainment ("Gaylord Entertainment Common Stock") which would be issued to Executive if the options provided in Section 4 were granted by Gaylord Entertainment. Following the completion of the Merger and the Distribution, current holders of options to acquire Gaylord Entertainment Common Stock granted under Gaylord Entertainment's 1993 Stock Option and Incentive Plan (the "Plan") will receive, in lieu of such options, options to purchase shares of Common Stock, $0.01 par value, of Gaylord ("Gaylord Common Stock") with an economic value substantially equivalent to the shares of Gaylord Entertainment Common Stock available to such current holders under the Plan. In light of the foregoing, the parties agree that the number of shares of restricted Gaylord Common Stock and the number of shares of Gaylord Common Stock which may be purchased upon exercise of the options granted pursuant to Section 4 shall be adjusted


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on the same basis as the number of shares of Gaylord Entertainment Common Stock which may be purchased by members of Gaylord senior management who are current holders of options under the Plan as such options are adjusted following completion of the Merger and the Distribution. In the event the Merger Agreement terminates and the Merger does not occur, WEG shall cause Gaylord Entertainment to issue the options set forth in Section 4(b) to purchase the number of shares of Gaylord Entertainment Common Stock provided herein without adjustment. In no event shall any adjustment for the benefit of Executive hereunder include any right (or the economic equivalent of any right) to receive any securities of Westinghouse in the Merger.

                  (b) Eligibility for Annual Option and Restricted Stock Grants. During the Employment Period, Executive shall be entitled to a grant of (and WEG shall cause the Company to grant) annual options and restricted stock (e.g., performance shares) (together, the "Annual Options") relating to 23,000 shares of Gaylord Entertainment Common Stock or, subject to adjustment as provided in
Section 4(a), Gaylord Common Stock. The Annual Options shall be granted as and when grants are made to similarly situated executives of the Company, provided that, any failure by the Company to grant options to similarly situated executives shall not relieve WEG of its obligation to cause the Company to issue the Annual Options required hereunder. The Annual Options shall be granted pursuant to and shall be governed by the terms of the applicable stock option and incentive plan of the Company. Each Annual Option shall include options to purchase 18,500 shares of Gaylord Entertainment Common Stock or, subject to adjustment pursuant to Section 4(a), Gaylord Common Stock and shall (i) vest in equal amounts at the second through the fifth anniversaries of the grant, (ii) be


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exercisable at fair market value at the time of grant, (iii) be subject to accelerated vesting upon the occurrence of an event described in Section 7(e) and (f), (iv) have a term of ten years from the date of grant, and (vi) otherwise be subject to the terms of a stock option agreement between the Company and the Executive in the form prescribed by the Compensation Committee of the Board of Directors of the Company for its executives generally. Each Annual Option shall also include a grant of 4,500 restricted shares (i.e., performance shares) of Gaylord Entertainment Common Stock or, subject to adjustment as provided in Section 4(a), Gaylord Common Stock ("Restricted Stock"). Under the Plan as currently in effect, the restrictions on the Restricted Stock shall be removed on the third anniversary of grant, based on the Company's earnings per share growth target (the "Target") established with respect to such Restricted Stock by the Compensation Committee of the Board of Directors of the Company in accordance with the following formula:

                           (i)   Restrictions shall be removed as to one-third
of the Restricted Stock on the third anniversary of grant if 90% but less than 100% of the Target is achieved;

                           (ii)  Restrictions shall be removed as to two-thirds
of the Restricted Stock on the third anniversary of the grant if 100% but less than 110% of the Target is achieved; and

                           (iii) Restrictions shall be removed as to all of the
Restricted Stock on the third anniversary of its grant if 110% or more of the Target is achieved.


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         In the event the Company shall at any time or from time to time modify the restricted stock award program for its executives generally under or pursuant to the Plan or a successor stock option or incentive plan, such modifications shall apply to the Annual Option Award of Restricted Stock under this Agreement.

                  (c) Mega-Grant. Executive shall be entitled to a grant of an additional 40,000 restricted shares (e.g., performance shares) of Gaylord Entertainment Common Stock or, subject to adjustment as provided in Section 4(a), Gaylord Common Stock (the "Mega-Grant"). The Mega-Grant shall be made on or about the date of termination of the Merger Agreement or the consummation of the Merger and the Distribution, as the case may be. The Mega-Grant shall become eligible for elimination of restrictions (i.e., become available for distribution to Executive) as to one-third of the shares exercisable thereunder beginning on each of the fifth, sixth and seventh anniversaries of the Effective Date (each a "Mega-Grant Eligibility Date"). Elimination of restrictions on eligible Mega-Grant shares shall occur upon WEG achieving, on the Mega-Grant Eligibility Date to which such target and eligible shares relate, or on any subsequent Mega-Grant Eligibility Date, the cumulative operating cash flow target (adjusted for losses of ZTV and charges for the cost of capital invested in WEG as described in Section 3(b)(ii)) determined by the Compensation Committee of the Board of Directors of the Company. All restrictions on Mega-Grant shares shall be removed, without achievement of any of the performance criteria described herein, upon the occurrence of an event described in Section 7(f) and shall be subject to the terms of the existing or successor stock option and incentive plans of the Company (including the form of grant agreement), applicable at the time of grant.


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         5. Expenses; Benefits.

                  (a) During the Employment Period, WEG will reimburse Executive, in accordance with the Company's policies and procedures, for all reasonable expenses paid or incurred by Executive, including reimbursement for first class travel and accommodations expenses, in connection with the performance of his duties for WEG hereunder.

                  (b) During the Employment Period, Executive shall be reimbursed for monthly dues for membership in one country club of his choosing.

                  (c) During the Employment Period, Executive shall be entitled to the use of a corporate motor vehicle in accordance with the Company's policy. In lieu of such a vehicle, Executive may elect to receive from WEG a vehicle allowance of $1,000 per month. The parties agree to continue any existing auto lease of BHE relating to Executive's corporate motor vehicle in use on the Effective Date in such a manner that WEG's cost of making such vehicle available to Executive does not exceed $1,000 a month. The vehicle allowance shall be subject to annual increase by an amount equal to the percentage increase of the Consumer Price Index during the prior year.

                  (d) During the Employment Period, Executive shall be entitled to four (4) weeks vacation annually.

                  (e) During the Employment Period, Executive shall be entitled to participate in and enjoy the benefits of any health, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of senior executive employees of the Company and its subsidiaries generally, upon such terms as may be therein provided. Such benefits as in effect on the date hereof are


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summarized in Exhibit A hereto, provided that, notwithstanding Exhibit A,
Executive shall be entitled to a life insurance benefit equal to three times his Base Salary.

         6. Termination. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period only as follows:

                  (a) Death or Permanent Disability. At the option of the Company or the Board of Directors of WEG, by written notice to Executive or his personal representative in the event of either (i) the death of Executive ("Death"), or (ii) the Permanent Disability (as hereinafter defined) of Executive. As used herein, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder for a period of one hundred thirty-five (135) consecutive days or one hundred eighty (180) days during any twelve (12) month period, as certified by a licensed physician retained by the Company for the purposes of making such determination. Executive shall be entitled to have his physician present during any examination of Executive by a Company physician pursuant hereto.

                  (b) Cause. At the option of the Company or the Board of Directors of WEG, by written notice to Executive upon the occurrence of any one or more of the following events (each, a "Cause"):

                           (i) any action by Executive constituting fraud, embezzlement or dishonesty in the course of his employment hereunder;

                           (ii) any conviction of Executive of a crime involving moral turpitude;


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                           (iii) gross neglect by Executive in the performance
         his duties hereunder for a period of two (2) days following receipt by Executive of written notice from the Company of such gross neglect;

                           (iv) failure or refusal by Executive, for a period of twenty-four hours after receipt by Executive of written notice from the Company, to perform his duties hereunder or to comply with any valid and legal directive of the Board of Directors of WEG or the officer of the Company to whom Executive reports pursuant to Section 2(a);

                           (v) a breach by Executive of any of his material obligations under this Agreement and failure to cure such breach within ten (10) days of receipt by Executive of written notice thereof from the Company or WEG; or

                           (vi) upon notice to Executive delivered not later than six (6) months following the voluntary termination (the "Co-President Termination") by E. Michael Blanton of his Employment Agreement, of even date herewith, with the Companies (the "Blanton Employment Agreement").

                  (c) By Executive. At the option of Executive, by written notice to the Company and WEG at any time for any of the following reasons:

                           (i) by notice to the Company and WEG given within a reasonable time after the occurrence of a material breach by WEG of any of its material obligations under this Agreement and the failure by WEG to cure such breach within thirty (30) days of such notice;


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                           (ii)  by notice to the Company and WEG given within a
         reasonable time after failure to pay Executive his Base Salary in accordance with Section 3 and failure to cure such breach within fifteen (15) days of such notice (this clause (ii), together with clause (i) hereof, hereinafter sometimes referred to as "Good Reason"); or

                           (iii) upon the occurrence of a Change of Control (as defined in Section 7(f)); provided that (x) notice of termination by Executive pursuant to this Section 6(c)(iii) shall have been given before the expiration of the one hundred twentieth (120th) day following such Change of Control and (y) if employed by WEG at the time, E. Michael Blanton shall simultaneously give the Company notice of termination pursuant to Section 6(c)(iii) of the Blanton Employment Agreement.

                  (d) Without Cause. In addition to its rights of termination pursuant to Sections 6(a) and (b), the Company or the Board of Directors of WEG may terminate this Agreement at any time without cause, subject to WEG's obligations under Section 7(e) and 7(f); provided that, unless (i) E. Michael Blanton is not at the time employed by WEG pursuant to the Blanton Employment Agreement or (ii) E. Michael Blanton's employment pursuant to the Blanton Employment Agreement is not otherwise simultaneously terminated pursuant to a provision other than Section 6(d) thereof, Executive's employment may not be terminated pursuant to this Section 6(d) unless E. Michael Blanton's employment is simultaneously terminated pursuant to Section 6(d) of the Blanton Employment Agreement. Termination pursuant to this Section 6(d) is sometimes hereinafter referred to as termination "Without Cause."


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         7. Effect of Termination.

                  (a) Effect Generally. In the event of termination of Executive's employment hereunder prior to the expiration of the Employment Period for any reason, neither the Company nor WEG shall have any liability or obligation to Executive other than as specifically set forth in this Section 7.

                  (b) Upon Death. Upon the termination of Executive's employment hereunder as a result of Death (pursuant to Section 6(a)(i)), Executive or his legal representatives shall be entitled to receive an amount equal to the Base Salary accrued through the date of termination and a pro rata portion of Executive's bonus, if any, in respect of the fiscal year of the Company in which termination occurs, which is based on the Executive's performance during the period through the date of termination, as reasonably determined by the Board of Directors of Company at the time bonuses are determined for Company executives generally. In addition, Executive or his legal representatives shall be entitled to any accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b) or (c) or other benefits which may be owing to Executive pursuant to any applicable written employee benefit plan or policy of the Company in effect at the time.

                  (c) Upon Permanent Disability. Upon the termination of Executive's employment hereunder as a result of Permanent Disability (pursuant to Section 6(a)(ii)), Executive or his legal representatives shall be entitled to receive an amount equal to the Base Salary accrued through the date of termination and a pro rata portion of Executive's bonus, if any, in respect of the fiscal year of the Company in which Executive's termination occurs which is based on the Executive's performance through the date of termination, as reasonably


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determined by the Board of Directors of Company at the time bonuses are determined for Company executives generally. Executive's payments hereunder shall be reduced by any payments received by Executive under any worker's compensation or similar law. In addition, Executive or his legal representatives shall be entitled to long-term disability benefits, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b) or (c) and any other benefits which may be owing to Executive pursuant to any applicable written employee benefit plan or policy of the Company in effect at the time.

                  (d) For Cause or by Executive Without Good Reason. Upon the termination of Executive's employment hereunder (i) by the Company or WEG for Cause (pursuant to Section 6(b)), or (ii) by Executive for any reason other than Good Reason (pursuant to Section 6(c)(i) or (ii)), then Executive shall be entitled to an amount equal to the Base Salary accrued through the date of termination plus unpaid vacation pay, unreimbursed expenses incurred pursuant to
Section 5(a), (b) or (c) and any other benefits which may be owing to Executive pursuant to any applicable written employee benefit plan or policy of the Company in effect at the time; provided, however, that if Executive terminates his employment hereunder pursuant to Section 6(c)(iii), all unvested Annual Options shall immediately vest.

                  (e) Without Cause or For Good Reason. Upon the termination of Executive's employment hereunder either: (i) by the Company or WEG Without Cause (pursuant to Section 6(d)), or by Executive for Good Reason (pursuant to Section 6(c)(i) or (ii)), Executive shall be entitled to (x) an amount equal to 100% of the Annual Base Salary then in effect, less $185,910.50 ("Severance Compensation"), (y) Base Salary accrued through the date of termination, and (z) unpaid vacation pay, unreimbursed expenses incurred pursuant


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to Section 5(a), (b) or (c) and any other benefits which may be owing to
Executive pursuant to any applicable written employee benefit plan or policy of the Company in effect at the time. In addition, upon the occurrence of any such event, all unvested Annual Options shall immediately vest. The Severance Compensation shall be payable in a lump sum within ninety (90) days of termination of Executives employment hereunder.

                  (f) Upon a Change of Control. In the event that Executive's termination Without Cause (pursuant to Section 6(d)) occurs within ninety (90) days following a Change of Control, Executive's Severance Compensation shall be increased such that total Severance Compensation shall be an amount equal 200% of Annual Base Salary then in effect, less $185,910.50. In addition, (i) Executive shall be entitled to (y) Base Salary accrued through the date of termination, and (z) unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b) or (c) and any other benefits which may be owing to Executive pursuant to any applicable written employee benefit plan or policy of the Company in effect at the time, and (ii) upon such event, all Annual Options and Mega-Grants shall immediately vest. A "Change of Control" shall be deemed to have taken place if (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any


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employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 33-1/3% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions are held in the aggregate by the holders of the Company securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (iii) during any period of two consecutive years after completion of the Merger or termination of the Merger Agreement, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; provided that, notwithstanding the foregoing clauses (i)-(iii), neither the Merger nor the Distribution shall constitute a Change of Control.


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         8. Purchase Option.

                  (a) In the event that Executive's employment terminates for any Qualifying Reason (as hereinafter defined), then, upon joint written notice given by Executive (jointly, if applicable as provided herein, with E. Michael Blanton) not later than thirty (30) days after such termination (the "Purchase Notice"), Executive (and, if applicable as provided herein, E. Michael Blanton,) shall have the right to purchase the artist management business of WEG (subject to assumption of its liabilities) (the "Management Business") for one hundred dollars ($100).

                  (b) It shall be a "Qualifying Reason" for Executive and E. Michael Blanton to have the right to purchase the Management Business if both Executive and E. Michael Blanton cease employment with WEG for any reason specified under Section 6(c) or 6(d) hereunder and under the Blanton Employment Agreement. It shall be a Qualifying Reason for purposes of this subsection (b) even if the reason for termination of Executive hereunder differs from the reason for termination of E. Michael Blanton under the Blanton Employment Agreement.

                  (c) It shall be a "Qualifying Reason" for Executive to have the right to purchase the Management Business without E. Michael Blanton if:

                           (i) Executive's employment is terminated for Cause as a result of a Co-President Termination (pursuant to Section 6(b)(vi)); or

                           (ii) Following the termination of E. Michael
         Blanton's employment for any reason:

                           (x) Executive shall have terminated employment with WEG for Good Reason (pursuant to Section 6(c)(i) or (ii));

                           (y) Executive shall have terminated employment with WEG upon a Change of Control pursuant to Section 6(c)(iii); or

                           (z) The Company or WEG shall have terminated
         Executive's employment with WEG Without Cause (pursuant to Section
         6(d)).

                  (d) Within sixty (60) days following receipt of the Purchase Notice, the Company shall deliver to the Executive and E. Michael Blanton (i) a balance sheet, dated as of a recent date, of the Management Business, prepared in accordance with generally accepted accounting principles, and (ii) a proposed assignment and assumption agreement executed by WEG and providing for the sale of the Management Business for the above purchase price and containing such other terms as are reasonably required by WEG to effect the sale of the Management Business without liability, cost or expense to WEG (the "Assumption").

                  (e) Closing of the purchase of the Management Business shall occur on a date selected by Executive and E. Michael Blanton not more than thirty (30) days following receipt of the documents provided in Section 8(d). At the Closing, Executive, (and, if applicable, E. Michael Blanton) shall execute and deliver the Assumption to WEG.

                  (f) This Section shall not be amended if, at the time, E. Michael Blanton is employed by WEG, without (i) E. Michael Blanton's written consent and (ii) simultaneous identical amendment to Section 8 of the Blanton Employment Agreement.

         9. Confidential Information.

                  (a) Executive agrees that he will not commit any act, or in any way assist others to commit any act, which could reasonably be expected to injure WEG, the Company or any of their businesses. Without limiting the generality of the foregoing, Executive recognizes and acknowledges that all information about WEG and the Company or relating to any of their respective products, services or any phase of their operations, business or financial affairs which is not a matter of public record, including without limitation, trade secrets, customers, suppliers, inventions, computer programs, price and rate information, plans and strategies ("Confidential Information"), is not generally known to WEG's or the Company's competitors and is valuable, special and unique to the business of WEG and the Company. Accordingly, Executive will not, directly or indirectly, use any such Confidential Information for his own benefit, divulge, disclose or make accessible any such Confidential Information or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out his duties hereunder) or render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of Executive. Confidential Information shall not include any information which is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement.

                  (b) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information made or compiled by Executive or made available to Executive shall be WEG's or the Company's property, as the case may be, shall be kept confidential in accordance with the provisions of this Section 9 and shall be delivered to WEG or the Company, as appropriate, at any time on request and in any event upon the termination of Executive's employment with WEG for any reason.

                  (c) Since WEG and the Company will be irreparably damaged if the provisions of this Section 9 are not specifically enforced, each of WEG and the Company shall be entitled to an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation or non-fulfillment of Executive's covenants under this Section 9. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which WEG or the Company may have for any breach or threatened breach of this
Section 9 by Executive.

         10. Covenant Against Competition. Executive covenants and agrees that:

                  (a) During the Non-Compete Period (as hereinafter defined), Executive shall not, directly or indirectly, in any Geographic Area (as hereinafter defined): (i) engage for his own account in the Company Business;
(ii) render any services in any capacity to any person or entity (other than the Company or its Affiliates) engaged in the Company Business; or (iii) become interested in any person or entity engaged in the Company Business (other than the Company or its Affiliates) as a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or in any other relationship or capacity; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Executive (A) is not a controlling person of, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

                  (b) During the Non-Compete Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, hire any employee who has left the employment of the Company or any of its Affiliates based on or as a result of any direct or indirect, express or implied, inducements offered by Executive or anyone affiliated with Executive within one year of the termination of such employee's employment with either of WEG, the Company or any of their Affiliates; provided, however, that nothing contained herein shall prevent Executive from soliciting or hiring any individual(s) who was his personal assistant or personal secretary while an employee of WEG.

                  (c) During any portion of the Non-Compete Period during which Executive is not employed by WEG, Executive shall not, in any Geographic Area, directly or indirectly, knowingly solicit or encourage any customer, client or account of WEG, the Company or any of their Affiliates to engage the services of Executive or any person or entity (other than the Company or its Affiliates) in which Executive is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity.

                  (d) Since WEG and the Company will be irreparably damaged if the provisions of this Section 10 are not specifically enforced, each of WEG and the Company shall be entitled to an injunction or any other appropriate decree of specific performance

(without the necessity of posting any bond or other security in connection therewith) restraining any violation or non-fulfillment of Executive's covenants under this Section 10. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which WEG or the Company may have for any breach or threatened breach of this Section 10 by Executive.

                  (e) If any provision of this Section 10 is held to be unenforceable because of the scope, duration, area of its applicability or otherwise, it is the intention of the parties that the court making such determination shall modify such scope, duration or area, or all of them, and that such provision shall then be applicable in such modified form.

                  (f) As used herein:

                           (i) "Affiliate" shall mean any entity directly or indirectly controlling, controlled by, or under common control with the Company and any entity in which either of WEG or the Company, directly or indirectly is a general partner, member, manager or holder of greater than a 10% common equity, partnership or membership interest.

                           (ii) "Company Business" shall mean the business of WEG on the date hereof, and any business which WEG is engaged in or under development or proposed to be engaged in, as set forth in the Strategic Plan, as updated and in effect, at the earlier to occur of the time of the alleged violation of this Section 10 or the termination of Executive's employment under this Agreement, whichever occurs earlier.

                           (iii) "Geographic Area" shall mean North America and the United Kingdom.

                           (iv) "Non-Compete Period" shall mean the period of Executive's employment hereunder and (other than in the event of termination for cause pursuant to Section 6(b)(vi)) additional period of one year following the termination of Executive's employment hereunder; provided, however, that, in the event Executive purchases the Management Business pursuant to Section 8, the Noncompete Period as it relates to the Management Business shall terminate on the date of such purchase.

                  (g) Notwithstanding any other provision of this Section 10, if Executive's employment terminates at the end of the Employment Period then, for the remainder of the Non-Compete Period, (i) the provisions of Section 10(a) shall be inapplicable, (ii) Executive may provide management services to Amy Grant, Michael W. Smith, Gary Chapman, Frank Peretti and Wayne Kirkpatrick so long as Executive has not directly solicited such clients of WEG, and (iii) Executive may hire any personnel primarily responsible for the management of the foregoing artists even though they may be employed by the Company or an Affiliate at the time, so long as Executive has not directly solicited such employees.

         11. Executive's Representations and Warranties.

                  (a) Executive represents and warrants that no lawsuits or claims are pending or, to Executive's knowledge, threatened against Executive.

                  (b) Executive represents and warrants that he (i) has not committed any acts inconsistent with the moral or ethical standards expected of senior executives in the

Christian music business in the United States, (ii) has never been subject to bankruptcy, insolvency or similar proceedings, (iii) has never been convicted of a felony; and (iv) has never been subject to an investigation or proceeding by or before the Securities and Exchange Commission or any state securities commission.

                  12. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

                  (a)      if to the Company or WEG, to them at:

                           Gaylord Entertainment Company
                           One Gaylord Drive
                           Nashville, Tennessee  37214
                           Attention:  F.M. Wentworth, Jr., Esq.
                                           Senior Vice President,
                                           Legal Counsel and Secretary
                           Telecopier Number:  (615) 316 6530

                  (b)      if to Executive, to:

                           Dan E. Harrell
                           4411 Truxton
                           Nashville, Tennessee

                  With a copy to:

                           Manatt, Phelps & Phillips
                           1233 17th Avenue South
                           Nashville, Tennessee 37212
                           Attention:  Kenneth L. Kraus, Esq.
                           Telecopier Number:  (615) 327-2044

and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

         13. Mediation and Arbitration.

                  (a) If a dispute or controversy arises out of or in any way relates to this Agreement or the breach hereof ("Dispute"), the Dispute shall be settled exclusively through the mediation and binding arbitration provisions of this Section 13. If the Dispute cannot be settled through direct discussions, the parties agree to endeavor to settle the Dispute through mediation administered by the American Arbitration Association ("AAA") under the AAA's National Rules for the Resolution of Employment Disputes ("AAA Rules"). If the Dispute is not resolved in mediation pursuant to the AAA Rules and the further provisions of this Section, the Dispute shall be submitted to and settled through binding arbitration administered by the AAA in accordance with the AAA Rules, and judgment upon the arbitration award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  (b) Any party hereto may initiate a mediation proceeding or, following mediation, an arbitration proceeding by serving a written mediation or arbitration request to the AAA in conformity with the AAA Rules and tendering the appropriate administrative fee. Copies of the mediation or arbitration request shall be served on all other parties to the Dispute. The mediation or arbitration request shall describe the nature of the dispute, the amount involved, if any, and in the case of arbitration, the remedy sought. The AAA shall review the mediation or arbitration request and appoint a mediator or arbitrator, as applicable, pursuant to the AAA Rules.

                  (c) In the event of a mediation request, the mediator selected will schedule the mediation conference between the parties within thirty (30) days of the date it receives the mediation request.

                  (d) A party who has previously submitted a Dispute to mediation as set forth in this Section 13 may initiate arbitration proceedings under the AAA Rules before a single arbitrator within nine (9) months of the date of the event which gave rise to the Dispute or nine (9) months of the date the party became aware or should have been aware of the event that gave rise to the Dispute. Failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief, and any such Dispute shall be deemed to have been finally and completely resolved.

                  (e) The parties on whom the arbitration notice is served shall file an answering statement within twenty-one (21) days of receiving notice of intent to arbitrate or a specification of claims, which shall include any counter-claims and any request that the arbitrator (if any) prepare a statement of reasons for the award.

                  (f) Each party shall bear its or his own fees and expenses in connection with any mediation or arbitration. The fees and expenses of the AAA and the cost of any transcripts incurred in connection with any arbitration shall be borne by the parties in such manner as the arbitrator shall determine in proportion to the relative liability or fault of the parties in the Dispute, as determined by the arbitrator. Any mediation or arbitration to resolve a Dispute shall be held in the City of Nashville, Tennessee.

         14. Company Obligations. Promptly following completion of the Merger and the Distribution, WEG shall cause Gaylord to execute an instrument agreeing to be bound by the provisions of this Agreement relating to the Annual Options and the Mega-Grant and the provisions of Section 15. In the event that the Merger and the Distribution shall not occur and the Merger Agreement shall terminate, WEG shall cause Gaylord Entertainment to execute an instrument agreeing to be bound by the provisions of this Agreement relating to the Annual Options, the Mega-Grant and the provisions of Section 15.

         15. Miscellaneous.

                  (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto.

                  (b) This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon WEG and inure to the benefit of WEG, Gaylord and Gaylord Entertainment and their respective successors and permitted assigns. This Agreement may only be assigned by WEG, Gaylord or Gaylord Entertainment to any entity controlling, controlled by or under common control with the Company in connection with an assignment of WEG's business to such other entity.

                  (c) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  (d) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforce-ability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

                  (e) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

                  (f) This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

                  (g) The parties agree that the terms of this Agreement as they relate to compensation, benefits, termination, and repurchase of the Management Business, shall, unless otherwise required by law (including, in the Company's reasonable judgment, as required by federal and state securities laws), be kept confidential; provided, however, that any party hereto shall be permitted to disclose this Agreement or the terms hereof with any of its legal, accounting or financial advisors provided that such party ensures that the recipient will comply with the provisions of this Section 15(g).

                  (h) This Agreement shall be deemed to be a contract under the laws of the State of Tennessee and for all purposes shall be construed and enforced in accordance with the internal laws of said state.

                  (i) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    WORD ENTERTAINMENT GROUP, INC.

                                    By:
                                       -----------------------------
                                       Terry E. London
                                       Chairman

                                    EXECUTIVE:

                                    --------------------------------
                                    Dan E. Harrell